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                                                                     EXHIBIT 2.2




October 19, 2000






Nabisco Group Holdings Corp.
7 Campus Drive
Parsippany, NJ  07054

Attention:  James A. Kirkman III

Dear Jim:

Pursuant to Section 2.01(d) of the Agreement and Plan of Merger dated as of June 25, 2000, among Nabisco Group Holdings Corp. (the "Company"), R.J. Reynolds Tobacco Holdings, Inc. ("Parent") and RJR Acquisition Corp. ("Merger Subsidiary"), Parent hereby elects that the Company be merged with and into Merger Subsidiary at the Effective Time.

Sincerely,





R.J. REYNOLDS TOBACCO HOLDINGS, INC.



By       /s/ McDara P. Folan III
   ----------------------------------
             McDara P. Folan III



cc:  William Rosoff
     Joy Sayour
     Jere Thomson